Exhibit 99.1

Renovacor Reports Second Quarter 2022 Financial Results and Provides Corporate Update

REN-001 IND submission planned for the second half of 2022

Data from pilot pig study showing successful cardiac transduction with REN-001 delivered via low-dose retrograde coronary sinus infusion published in Journal of the American College of Cardiology: Basic to Translational Science

Cambridge, Mass. — August 8, 2022 — Renovacor, Inc. (NYSE: RCOR), a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases, today reported financial results for the second quarter of 2022 and provided a corporate update.

“The progress achieved at Renovacor this quarter enabled us to advance and expand our pipeline of precision AAV gene therapies that target the underlying drivers of devastating cardiovascular diseases,” said Magdalene Cook, M.D., Chief Executive Officer of Renovacor. “Peer-reviewed data published in the prestigious Journal of American College of Cardiology: Basic to Translational Science showed what we believe are meaningful levels of cardiac transduction when REN-001 was delivered locally to the heart of pigs at doses less than 1e13 vg/kg. We are now working to build upon these data with an expected IND submission for REN-001 in the second half of this year, and subsequent initiation of a Phase I/II clinical study in BAG3-DCM patients.”

Dr. Cook continued, “In addition to the progress made with our lead candidate, we expanded our pipeline with a new research program, in collaboration with the University of Utah, targeting the three largest genetic segments of arrhythmogenic cardiomyopathy. ACM patients are in urgent need of therapies that can address the underlying biology of their debilitating disease, and we are thrilled to be collaborating with the University of Utah in these efforts. Looking ahead, we believe we are well-positioned with a pipeline of differentiated precision medicine programs and a strong team of experienced industry veterans at all levels of the company.”

Second Quarter 2022 and Recent Highlights

•
Continued Advancement of REN-001 Investigational New Drug (IND)-enabling Studies Supports Planned IND Submission in the Second Half of 2022: Planned IND submission is expected to enable the subsequent initiation of a Phase I/II clinical trial in BAG3-associated dilated cardiomyopathy (BAG3-DCM).

•
Announced the Peer-reviewed Publication of Data from a Pilot Pig Study Showing Robust, Diffuse Cardiac Transduction with REN-001 Delivered via Low-dose Retrograde Coronary Sinus Infusion (RCSI): In the pilot study featured in a paper, which was published in Journal of the American College of Cardiology: Basic to Translational Science, low doses (<1e13 vector genome per kilogram) of REN-001 delivered locally to the heart of healthy Yucatan pigs using RCSI resulted in each cardiomyocyte containing, on average, at least one copy of the vector’s BAG3 payload (i.e., vector copy number threshold ≥1). Evaluation of cardiac tissue also showed diffuse transduction patterns across multiple regions of the heart and the presence of vector mRNA transcript. All evaluated animals tolerated the RCSI procedure without evidence of cardiac injury.

•
Expanded Pipeline with New AAV Gene Therapy Research Program for Multiple Genetic Segments of Arrhythmogenic Cardiomyopathy (ACM): The program is being developed as a potential precision therapy for the three largest genetic segments of ACM: plakophilin-2 (PKP2), desmoglein-2 (DSG2), and desmoplakin (DSP) associated ACM. To accelerate this program, Renovacor entered into a research collaboration with the University of Utah’s Nora Eccles Harrison Cardiovascular Research and Training Institute (CVRTI). The research program aims to restore gap junction protein trafficking and gap junction communication between heart muscle cells to treat life-threatening arrhythmias associated with ACM. The terms of the research agreement grant Renovacor an option for an exclusive license to inventions generated from research conducted under the collaboration.

Second Quarter 2022 Financial Results

Net loss for the three months ended June 30, 2022 was $4.0 million, or $0.23 per basic and diluted share, compared to net loss of $3.7 million, or $0.59 per basic and diluted share, for the same period in 2021. Excluding non-cash gains totaling $5.1 million for the three months ended June 30, 2022 related to the change in fair value of our warrant and share earnout liabilities, net loss was $9.1 million, or $0.52 per basic and diluted share.

Research and development expenses were $6.3 million for the three months ended June 30, 2022, compared to $3.3 million for the same period in 2021.

General and administrative expenses were $2.8 million for the three months ended June 30, 2022, compared to $0.4 million for the same period in 2021.

Cash and cash equivalents as of June 30, 2022, totaled $62.0 million which, based on current projections, Renovacor believes will be sufficient to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2023.

About Renovacor

Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The company’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as

amended, including statements regarding the anticipated development of Renovacor’s product candidates and development programs, clinical development timelines and financial outlook. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based upon current estimates and assumptions of the Company and its management and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition, the ability of the company to grow and manage growth, maintain relationships with customers and suppliers and retain its management and key employees; the Company's ability to successfully advance its current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; the Company’s ability to submit an IND related to REN-001 on its anticipated timeline, and any challenges related to the clearance of such IND by the FDA; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business or competitive factors, including inflationary pressures; the Company’s estimates of expenses and profitability; the evolution of the markets in which the Company competes; the ability of the Company to implement its strategic initiatives and continue to innovate its existing products; the ability of the Company to defend its intellectual property; the impact of the COVID-19 pandemic on the Company’s business, supply chain and labor force; and the risks and uncertainties described in the “Risk Factors” section of the Company's annual and quarterly and reports filed the Securities Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Renovacor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Renovacor gives no assurance that it will achieve its expectations.

Investors:

Brooks Rahmer

Renovacor, Inc.

610-424-2627

ir@renovacor.com

Media:

Patrick Bursey

LifeSci Communications

646-970-4688

pbursey@lifescicomms.com

Renovacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$6,289	$3,333	$12,219	$4,488
General and administrative	2,838	385	5,763	912
Loss from operations	(9,127)	(3,718)	(17,982)	(5,400)
Other income (expense):
Change in fair value of warrant liability	2,905	—	10,185	—
Change in fair value of share earnout liability	2,152	—	10,318	—
Other income (expense), net	46	—	49	—
Net income (loss)	$(4,024)	$(3,718)	$2,570	$(5,400)

Net income (loss) per share — basic and diluted	$(0.23)	$(0.59)	$0.14	$(0.86)
Weighted-average number of common shares used in computing net income (loss) per share
— Basic	17,478,008	6,274,566	17,471,341	6,274,566
— Diluted	17,478,008	6,274,566	17,550,126	6,274,566

Renovacor, Inc.
Condensed Consolidated Balance Sheet Data
(In thousands)

	June 30,	December 31,
	2022	2021
Cash and cash equivalents	$61,993	$78,790
Other assets	2,729	2,209
Total assets	$64,722	$80,999

Total liabilities	$7,370	$27,455
Total stockholders’ equity	57,352	53,544
Total liabilities and stockholders’ equity	$64,722	$80,999